ASSET PURCHASE AND SHARE EXCHANGE AGREEMENT

THIS AGREEMENT is made effective this ____ day of _______ 2010, the “Date”

BETWEEN:

Jerry Unrau, a resident of British Columbia located at __________________________
___________________________________________________________________
___________________________________________________________________.

(Hereinafter “UNRAU”) OF THE FIRST PART

AND:

Golden Global Mining Corp., a Corporation registered in the Province of Alberta whose immediate address is Suite 201, 17412-105 Ave., Edmonton, Alberta T5S 1G4.

(Hereinafter “GLOBAL”) OF THE SECOND PART

WHEREAS:

A.	UNRAU is the sole registered owner of placer claims (the “Assets”) which include placer claims #362586 and #363240 located near Cassiar, in the Liard Mining Division of British Columbia, Canada.
B.	UNRAU has agreed to sell and GLOBAL has agreed to purchase the Assets.
C.	Golden Global Mining Corporation is a wholly owned subsidiary of Golden Global Inc.

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the mutual covenants and agreements contained herein, the parties covenant and agree each with the other as follows:

ARTICLE 1
DEFINITIONS

Section 1.01 The following terms shall have the following respective meanings:

“Share Exchange” shall mean the transfer by Global of 167,000 Golden Global Inc. shares.

“Shares” shall mean 167,000 shares of Golden Global Inc.

ARTICLE II
THE PURCHASE and SHARE EXCHANGE

Section 2.01
Exchange. Based upon the terms and subject to the conditions of this Agreement, UNRAU agrees to transfer 100% of the ownership of the Assets in exchange for the Purchase Price of $20,010 comprised of: 1) $10,000 CAD by May 20, 2010, 2) 167,000 Shares by July 1, 2010 and valued at $.03 per share and 3) $5,000.00 CAD by November 20, 2010. The Assets will be transferred to Global upon signing this agreement, and transferred back to Unrau should the terms of this agreement not be completed by Global.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF UNRAU

Section 3.01
Qualification. UNRAU is a Canadian citizen with all requisite power and authority to enter into, and perform the obligations under the Agreement.

Section 3.02
Execution and Delivery. This Agreement has been duly executed and delivered by UNRAU and thereby constitutes a valid and binding agreement.

Section 3.03
Consents and Approvals. The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein do not require UNRAU to obtain any consent, approval or action of, or make any filing with or give any notice to, any person or entity.

Section 3.04
No Conflict. The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

a.

violate, conflict with or result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice laps of time or both, constitute) a default under, any contract or agreement to which UNRAU is a party to by or to which any of them or any of their respective assets or properties may be bound or subject;

b.

violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon UNRAU or the properties or business of UNRAU;

c.	violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to UNRAU; or
d.	result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license.

Section 3.05
Material Information. There are no facts or conditions, which have not been disclosed to GLOBAL in writing, which could have an adverse effect on UNRAU or an adverse effect on the ability of UNRAU to perform any of its obligations pursuant to this Agreement.

Section 3.06
Absence of Certain Changes. Since the date of the last discussion, there has been no event, change or development which could have a material adverse effect on UNRAU and his ability to perform this agreement.

Section 3.07
Undisclosed Liabilities. There are no undisclosed liabilities against the Assets.

Section 3.08
Permits and Licenses.

1.	UNRAU has all permits and licenses that are necessary for the ownership of the Assets.
2.

No violations exist or have been recorded in respect of any such permit or license, and to the best of UNRAU’s knowledge, no proceeding is pending or threatened that would suspend, revoke or limit any such permit or license.

Section 3.09
Liens. UNRAU has marketable title to the Assets and they are free and clear of any liens.

ARTICLE IV
REPRESENATIONS AND WARRANTIES OF GLOBAL

GLOBAL represents and warrants to UNRAU as follows:

Section 4.01
Organization, Standing and Authority of GLOBAL. GLOBAL is a Company registered in the Province of Alberta and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

Section 4.02
Execution and Delivery. This Agreement has been duly authorized, executed and delivered by GLOBAL and constitutes the valid and binding agreement of GLOBAL enforceable against GLOBAL in accordance with its terms.

Section 4.03
Consents and Approvals. The execution, delivery and performance by GLOBAL of this Agreement and the completion by GLOBAL of the transactions contemplated hereby do not require GLOBAL to obtain any consent, approval or action of, or make any filing with or give any notice to any person or entity.

Section 4.04
No Conflict. The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

1.

violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which GLOBAL is a party or by or to which loans, assets or properties may be bound or subject;

2.

violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body, foreign or domestic binding upon GLOBAL or upon the securities, assets or business of GLOBAL; or

3.	result in the breach of any of the terms of conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by GLOBAL.

Section 4.05
Material Information. This Agreement and all other information provided, in writing, by GLOBAL or representatives thereof to UNRAU do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions which have not been disclosed to UNRAU in writing which, individually or in the aggregate, could have a material adverse effect on GLOBAL or a material adverse effect on the ability of GLOBAL to perform any of their obligations pursuant to the Agreement.

Section 4.06
Undisclosed Liabilities. GLOBAL has no liabilities and GLOBAL was not subject to, and since that date GLOBAL has not been incurred, any direct or indirect indebtedness, liability, claim, loss, damage, or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise that may affect its performance under this agreement.

Section 4.07
Compliance with Laws. To the best of its knowledge, GLOBAL is not in violation of any applicable order, judgment, injunction, award or decree nor is it in violation of any Federal, Provincial, Local or Foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court, arbitrator, or other than those violations which, in the aggregate, would not have a material adverse effect on GLOBAL and GLOBAL has not received written notice than any violation is being alleged.

Section 4.08
Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving GLOBAL. There are no actions, suits or claims or legal, regulatory, administrative or arbitration proceedings pending or, to the knowledge of GLOBAL threatened against or involving GLOBAL.

Section 4.09
Liens. Global warrants that the 167,000 Shares are free of any liens and encumbrances, apart from normal exchange restrictions

                   Regarding the issuance of the Shares by Global as partial payment of the Purchase Price, both Parties agree that:

(a)

Unrau has not received, requested or been provided with, nor have any need to receive, a prospectus, offering memorandum (as defined in any applicable Canadian securities legislation) or similar disclosure document relating to the issuance of the Shares and/or the business and affairs of GLOBAL and that the decision to enter into this Agreement and accept the Shares as partial payment of the Purchase Price has not been based upon any verbal or written representation as to fact or otherwise made by or on behalf of GLOBAL or any officer, director, employee or agent of GLOBAL and that such decision is based entirely upon information set out in this Agreement and currently available public information concerning GLOBAL;

(b)

No agency, governmental authority, regulatory body, stock exchange or other entity has made any finding or determination as to the merit for investment of, nor have any such agencies or governmental authorities made any recommendation or endorsement with respect to the Shares;

(c)

No prospectus has been filed by Global with a securities commission or other securities regulatory authority in any province of Canada or any other jurisdiction in connection with the issuance of the Shares and such issuances are exempt from the prospectus requirements otherwise applicable under the provisions of Canadian securities laws and, as a result, in connection with the issuance of the Shares:

(i)        Unrau is restricted from using most of the civil remedies available under Canadian securities laws;

(ii)       Unrau will not receive information that would otherwise be required to be provided to them under applicable securities laws or contained in a prospectus prepared in accordance with applicable securities laws; and

(iii)      GLOBAL is relieved from certain obligations that would otherwise apply under such applicable securities laws;

(d)

Unrau is acquiring the Shares for his own account and not as a nominee. Unrau understands that the purchase of the Shares involves a high degree of risk and that Unrau must bear the economic risk of this investment indefinitely unless sale of the Shares is registered pursuant to the U.S. Securities Act, or an exemption from registration for their sale is available. Unrau understands that, in the view of the United States Securities and Exchange Commission, the statutory basis for the exemption claimed for this transaction would not be present if the offering of the Shares, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act.

(e)

Unrau has been independently advised as to, and is aware of the 12 month restriction from the date of issuance, or the date trading commences, whichever is later, with respect to trading in the Shares underlying the Shares pursuant to the applicable securities laws and any applicable stock exchanges. Unrau understands that the Shares may never trade on any exchange.

ARTICLE V
GLOBAL COVENANTS AND AGREEMENTS

Section 5.01
Expenses. GLOBAL shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, actuaries, and accountants.

Section 5.02
Further Assurances. GLOBAL shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

ARTICLE VI
MISCELLANEOUS

Section 6.1.
Public Notices. The parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated and no party shall act unilaterally in this regard without the prior approval of the others unless compelled by law, such approval not to be unreasonably withheld.

Section 6.2.
Time. Time shall be of the essence hereof. This agreement shall expire July 1, 2010 unless completed beforehand or mutually extended in writing by both parties.

Section 6.3.
Notices. Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered or faxed to the party to whom it is given or, if mailed, by prepaid registered mail addressed to such party at:

(a)	if to UNRAU , at: UNRAU’s address herein first written

(b)	if to GLOBAL, at: GLOBAL’s address herein first written

Or at such other address as the party to whom such writing is to be given shall have last notified to the party giving the same in the manner provided in this clause. Any notice mailed shall be deemed to have been given and received on the fifth business day next following the date of its mailing unless at the time of mailing or within five business days thereafter there occurs a postal interruption which could have the effect of delaying the mail in the ordinary and usual course, in which case any notice shall only be effectively given if actually delivered or sent by telecopy. Any notice delivered or faxed to the party to whom it is addressed shall be deemed to have been given and received on the business day next following the day it was delivered or faxed.

Section 6.4.
Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Province of Alberta and the parties submit and attorney to the jurisdiction of the courts of the Province of Alberta.

Section 6.5.
Severability.
If a court of other tribunal of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Section 6.6.
Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, by and between any of the parties with respect to the subject matter hereof.

Section 6.7.
Further Assurances. The parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to give

UNRAU	GLOBAL

Witness	Witness